EXHIBIT 21.1

                         Subsidiaries of the Registrant

         The registrant has three wholly-owned subsidiaries, including:

         o  Sense Technologies, Inc., a Florida corporation,

         o  China Chemical Group, Inc., a Florida corporation, and

         o  Micro Sensor Technologies, Inc., a Florida corporation.

         The registrant also has two majority-owned subsidiaries, including:

         o Shanghai AoHong Industry Co., Ltd., a Chinese limited liability company, and

         o  Big Tree Toys, Inc., a Florida corporation.